                                                                   Exhibit 10.47

                             EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of August 31, 2000 between Spanish Broadcasting System, Inc., a corporation existing under the laws of Delaware with offices located at 3191 Coral Way, Miami, Florida (SBS), and William B. Tanner (hereinafter referred to as Employee), an individual whose principal place of residence and mailing address is 4180 Lybyer Avenue, Coconut Grove, Florida 33133-6154.

                                   RECITALS

     WHEREAS, SBS is the owner/operator of certain Spanish-language radio stations whose signals are broadcast throughout several U.S. metropolitan areas (the Stations); and

     WHEREAS, SBS wishes to engage Employee, and Employee wishes to become engaged to perform services for SBS as Executive Vice President of Programming during the term of and pursuant to the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties understand and agree as follows:

     1. EMPLOYMENT. Employee shall be employed to perform services as Executive Vice President of Programming reporting to Raul Alarcon, Jr., Chairman/CEO or a mutually agreed to designee and Employee shall have hiring and firing authority over all programming personnel and final decision as to the music played and programming within a programming format approved by Raul Alarcon, Jr., or his designee over the SBS stations. Employee's services will be rendered subject to and in accordance with, the direction, control, rules, and regulations of SBS.

     2. TERM. The term of this Agreement shall be from August 31, 2000 through and including August 31, 2005. Beginning on September 1, 2004 but no later than December 1, 2004 SBS and Employee agree to negotiate a mutually acceptable extension of this contract.

     3.  COMPENSATION AND BENEFITS. See Compensation Rider.

     (a) BONUS. See Compensation Rider.

     (b) STOCK OPTIONS.

         Beginning on August 31, 2000 and provided Employee remains employed by SBS on the respective date of grant, SBS shall grant to Employee an option to purchase shares of SBS common stock at the market price on the immediately preceding business date, in accordance with the schedule below. Each such option shall be deemed vested on the date of grant and shall remain exercisable by Employee for a period of five (5) years thereafter or for a period of sixty
(60) days after Employee's employment is terminated for any reason, whichever occurs first, after which time all vested and unexercised grants and or options shall be forfeited.

          (a)  August 31, 2001 - 15,000 shares
          (b)  August 31, 2002 - 15,000 shares
          (c)  August 31, 2003 - 15,000 shares
          (d)  August 31, 2004 - 15,000 shares
          (e)  August 31, 2005 - 15,000 shares

Additionally, in compensation for stock options forfeited due to Employee's termination of his employment with Hispanic Broadcasting Corporation, as evidenced by Exhibits "A" and "B" of this Agreement, SBS does hereby grant Employee an additional 218,552 options to purchase shares of SBS common stock at the closing stock market price of September 1, 2000 and vesting 1/3 at the signing of this Agreement, 1/3 on August 30, 2001 and 1/3 on August 30, 2002. All such options are non-forfeitable, shall immediately vest, and shall be exercisable for a period of sixty (60) days after Employee's termination, if Employee's employment is terminated for any reason, other than with cause.

Each and every outstanding option under this Agreement shall become immediately vested and fully exercisable in the event of a "Change of Control" at SBS or in the event of the cancellation or withdrawal of the above options or any SBS option plans. The term "Change in Control" is defined as: (a) a reorganization; merger; consolidation; or other form of transaction, or series of transactions, whereby the persons or entities owning more than 50% of the outstanding shares of stock of SBS, no longer own 50% of the outstanding shares immediately after such a transaction or series of transactions, or (b) a liquidation or dissolution of SBS, or (c) the sale of all or substantially all of the assets of SBS.

     (c) BENEFITS. Employee shall be provided comparable health care coverage and other benefits extended to other similarly situated SBS executives. The Company shall provide Employee with the following; business class travel, (or first class if business class is not available) payment of power and telephone bill for the Los Angeles residence and an automobile allowance equal to ($2,000) Two Thousand Dollars per month, the professional support of a shared administrative assistant and a (3) three week vacation per year. Employee may continue his consulting relationship with radio stations WPOW-FM and WQAM-AM, Miami, Florida and with the radio stations presently owned by COX BROADCASTING in the Birmingham, Alabama market and at the sole discretion of Raul Alarcon, Jr., President/CEO or a mutually agreed to designee of the radio stations presently owned by COX BROADCASTING in the Long Island, New York market.

     (d) EXPENSES. SBS shall reimburse Employee for reasonable business and entertainment expenses that he incurs subject to reasonable guidelines comparable with other similarly situated executives.

         4.  COVENANTS.

         (a) COMPETITIVE ACTIVITY. During the term of this Agreement, and for a period of twelve (12) months after the termination of this Agreement for any reason, Employee shall not render services in any capacity for any radio station in any area competitive with SBS or any of its Stations, whether as on-air talent, host, producer of radio programs, program director or consultant. Employee further agrees that during the term of this Agreement, and for a period of twelve (12) months after the termination of this Agreement for any reason, Employee shall not render services, directly or indirectly, for any radio station competitive with any of SBS radio stations wherever located.

         (b) SOLICITATION OR INTERFERENCE. During the term of this Agreement or for a period of twelve (12) months after the earlier termination hereof by either party for any reason (whichever period expires earlier), Employee shall not:

              (I) in any manner induce any employee, agent, representative, customer, former customer, or any other person or concern, dealing with or in some other way associated with SBS or its Stations, to terminate such dealings or association nor;

              (ii) do anything, directly or indirectly, to interfere in any fashion with such relationship between SBS or its Stations, on the one hand, and any such person or concern, on the other.

         (c) NON-DISCLOSURE OF PROPRIETARY INFORMATION. Employee shall not disclose the trade secrets or confidential and proprietary information of SBS or its Stations, whether during the employment term or thereafter. The parties understand and agree, moreover, that nothing contained herein shall prevent Employee form disclosing: (1) information required to be disclosed pursuant to compulsory legal process, provided that Employee shall give SBS immediate notice of such process prior to disclosure; (2) information which was in Employee's lawful possession at the time of or prior to its submission to Employee by SBS; or (3) information which is in the public domain.

         (d) EMPLOYEE FIDELITY. Employee agrees that during the term of this Agreement Employee will not, directly or through third-party intermediaries, initiate or invite contact with, or solicit offers or proposals of employment from, employers that compete with SBS or its stations, wherever located. Except for contacts which may occur during the last 90 days of the term of this Agreement, Employee expressly acknowledges that a breach of this covenant of fidelity shall constitute grounds for termination for cause under Section 7.

         (e) In any provision of this Section 4 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

        5. PROPERTY RIGHTS. (a) All broadcasts, airchecks or recordings, prerecorded or otherwise, of the programming of SBS's Stations commercials, data, copy, written and recorded materials, as well as all recordings, characters, personalities or "skits", if applicable, created by Employee during his employment with SBS, including during the Term of this Agreement or any Extension Term, including without limitation the Employee's work product, are the exclusive property of SBS ("Property Rights"), SBS owns or shall own all right, title and interest throughout the Universe in and to Employee's and SBS's work product and all Copyright, Trademark and Other Intellectual Property Rights in and related thereto ("Intellectual Property"). Material, characters, personalities and skits created by or for Employee during his employment with SBS may only be used by Employee during the Term or any Extension Term thereof. All documents or other tangible property and concepts or inventions, including Internet and other electronic media, relating in any way to the business of SBS which are conceived or generated by Employee or come into Employee's possession during or by virtue of his employment with SBS shall be and remain the property of SBS. Employee must return all such documents and tangible property to SBS on termination of this Agreement for any reason or at such earlier time as SBS may request.

                        (b) Employee acknowledges and agrees that Employee is and has been retained by SBS to create work product and on a work-made-for-hire basis for SBS. Insofar as the authorship and ownership of all right, title and interest in and to any part of the work product and any portion of the Intellectual Property are not deemed to vest in or be owned by SBS as a work-made-for-hire or by operation of law or otherwise, Employee agrees to and hereby does during the term assign, sell, transfer, grant and convey to SBS (without the necessity of any further consideration, documentation or further acts by either party) the entirety of whatever right, title and interest Employee has in the Intellectual Property throughout the Universe. At SBS's request, Employee shall execute any documents reasonably required by SBS to confirm, establish, record, file applications for, renew or maintain SBS's rights and ownership in the Intellectual Property worldwide and will cooperate fully with SBS in connection with any or all of these efforts.

                        (c) Employee waives any right and claim Employee may have in any jurisdiction throughout the Universe in or to any moral rights or rights of "droit moral" with respect to any portion of the Intellectual Property and confirms that SBS shall have the right, in addition to other rights and notwithstanding the termination of Employee's employment for any reason, to make or have made and to own enhancement, derivative works and other modifications to any part of the Intellectual Property.

                6.      NAME AND LIKENESS.

                        (a)     Use of Name and Likeness.

                        Employee hereby grants to SBS the irrevocable and exclusive right (whether this Agreement expires in its normal course or is terminated for any reason whatsoever) during the term of the Agreement throughout the universe the right to use Employee's name, actual or simulated likeness, nickname(s), character name(s), slogans, biography and other personal identification in and in connection with the following uses:

                                (i)     Advertising, publicizing or otherwise
exploiting Employee's
services hereunder, any program or other material in connection with which Employee renders services hereunder, the results and proceeds of Employee's services hereunder, and any rights granted to SBS hereunder; and

                                (ii)    Advertising, publicizing or otherwise
exploiting the name, product or services of SBS or any affiliate or any successor, licensee or assign.

                                (iii)   Section 6(a) is not intended to alter,
compromise or limit in any way SBS's Property Rights as stated in Section 5 above.

                7. NO OBLIGATION TO PRODUCE OR RELEASE. Notwithstanding any other provision of this Agreement, SBS shall have no obligation to actually utilize Employee's services or any of the results and proceeds thereof in any Program or otherwise, or to produce or exploit any Program, or to exercise any of the rights granted to SBS hereunder, or to continue any such use, exercise, production or exploitation, if commenced. SBS's obligations to Employee under this Agreement shall be fully performed by the payment to Employee of the applicable compensation provided for in this agreement with respect to which SBS has guaranteed Employee payment hereunder, subject to all of SBS's rights hereunder.

                8. RESOLUTION OF DISPUTES. Employee acknowledges and agrees that the provisions of Section 4 are reasonable and necessary for protection of SBS and that SBS will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, money damages from Employee's breach of
Section 4 would be difficult, if not impossible, to calculate and the most appropriate relief in the event of Employee's breach would be injunctive relief. Nothing contained herein shall be deemed to prohibit SBS, for any such breach, from instituting or prosecuting any other proceeding in any court of competent jurisdiction, in either law or equity, to obtain damages for any breach of this Agreement. All remedies given to SBS by this Agreement shall be construed as cumulative remedies and shall not be alternative or exclusive remedies. In the event of a breach by Employee of Section 4, Employee agrees to pay to SBS all costs and expenses, including reasonable attorney's fees, as may be expended by SBS relative to said breach.

                9. COMPLIANCE WITH SECTION 508 OF THE COMMUNICATIONS ACT OF 1934. Employee shall comply with the provisions of Section 508 of the Communications Act of 1934, as amended, in that he will not accept money or any valuable consideration, including services, for the broadcast of any matter by the Stations and in that he will promptly complete the Annual Statement and Questionnaire and promptly return it to SBS. Without limiting SBS's right to terminate for any other cause, SBS shall have the right, upon violation of this provision by Employee, immediately to terminate this Agreement and Employee's employment hereunder for cause.

                10.     TERMINATION.

                (a) WITHOUT CAUSE. SBS may terminate this Agreement, without cause and with prior notice, at any time in which event Employee shall receive in a lump sum as liquidated damages the equivalent of (12) months' Base Salary plus any Bonus earned to the date of notice of termination plus health benefits per COBRA.

                (b) WITH CAUSE. SBS may terminate this Agreement for cause at any time upon four (4) weeks prior notice or pay, less withholdings, in lieu of notice. If Employee is terminated for cause, which shall include, but not be limited to, termination resulting from (i) death of Employee (ii) misconduct by Employee as described in (c) below; (iii) Employee disability which prevents Employee from performing his duties hereunder for six (6) months in any one-year period, he shall be entitled to only such compensation that has accrued up to the date of termination and no more.

                (c) Misconduct by Employee permitting termination for cause hereunder shall include the following:

                        (i) failure to comply with any of the terms and conditions of this Agreement, to perform any reasonable duties assigned by SBS, to follow any operating policies of SBS, any personnel policies of SBS
(Employee acknowledges having read and understood SBS's Employee policy manual), to comply with any rule, regulation guideline or policy of the FCC or other governmental agency with jurisdiction over SBS.

                        (ii) repeated or sustained absences from the assigned workplaces;

                        (iii) conviction of any criminal offense, other than a traffic violation or minor misdemeanor resulting in incarceration for less than forty-eight (48) hours;

                        (iv) any material act of dishonesty which creates or has a negative effect on SBS

                        (v)     engaging in "payola" or "plugola" practices.

                        (vi) use of illegal drugs or sustained alcohol abuse, which is repeated and uncorrected.

                        (vii) any intentional act that reflects unfavorably and egregiously on the reputation of SBS.

                        11.     (a)     ASSIGNMENT. SBS shall be entitled to
assign this Agreement to any future licensee of SBS; provided, however, that such future licensee must agree to be bound by the terms and conditions in this Agreement. Employee may not assign his obligations under this Agreement.

                                (b)     NOTICE. Any notice or other
communication under this Agreement shall be in writing and shall be considered given when mailed by registered or certified mail, return receipt requested or by a reputable overnight courier or service (i.e., Federal Express) to the parties at the address set forth below (or any other such address as one party may specify by notice to the other).

        As to SBS:      Raul Alarcon, Jr.
                        SBS
                        3191 Coral Way
                        Miami, Florida 33134

                With a copy to:
                Kaye, Scholer, Fierman, Hays & Handler, LLP
                425 Park Avenue
                New York, New York 10022
                Attention: William C. Zifchak, Esq.


As to
Employee:       4180 Lybyer Avenue,
                Coconut Grove, Florida 33133-6154.

        (c) NO WAIVER. The failure of either party hereto to object to the failure on the part of the other party to perform any of the terms, provisions, or conditions of this Agreement or to exercise any option or remedy herein given or to require at any time performance on the part of the other party of any term, provision, or condition hereof, or any delay in doing so, or any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver or modification thereof or of any subsequent breach of the same or a different nature nor affect the validity of this Agreement or any part thereof nor the right of either party thereafter to enforce the same not constitute a novation or laches.

        (d) CONFORMITY TO LAW. If any one or more provisions of this Agreement should ever be determined to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or be invalid or invalidated or unenforceable by reason of any law or statute, then to the extent and within the jurisdiction invalid or unenforceable, it shall be limited, construed or severed and deleted therefrom, and the remaining portions of this Agreement shall survive, remain in full force and effect, and continue to be binding and shall not be affected and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

        (e) ATTORNEY'S FEES. In the event of any action involving this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorney's fees and disbursements, in addition to any damages.

        (f) HEADINGS. The Headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part of or affect the interpretation of this Agreement.

        (g) CONSTRUCTION. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, since the attorneys for the respective parties have submitted revisions to the text hereof.

        (h) GOVERNING LAW. The validity of this Agreement, its interpretation and any disputes arising from, or relating in any way to, this Agreement or the relationship of the parties, shall be governed by the law of the State of Florida without regard to conflicts of law principles.

        (i) ENTIRE AGREEMENT. The Agreement shall constitute the entire agreement concerning the subject matter hereof between the parties, superseding all previous agreements, memoranda of understanding, negotiations, and representations made prior to the effective date of this Agreement. This Agreement shall be modified or amended only by written agreement executed by Employee and SBS.

        (j) COUNTERPARTS AND FACSIMILE TRANSMISSIONS. This Agreement may be executed simultaneously in one or more counterparts and in facsimile transmission versions, each of which shall be deemed to be an original copy of this Agreement and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.





SPANISH BROADCASTING SYSTEM, INC.

By: /s/ RAUL ALARCON                              /s/     [SIG]
   ------------------------------               -----------------------------
      Raul Alarcon, Jr.                                 Witness
      Chairman/CEO

    /s/ WILLIAM D. TANNER
   ------------------------------               -----------------------------
      William D. Tanner                                 Witness
      Employee

                               COMPENSATION RIDER

             Base Salary:                 $475,000, per year, plus an
                                          annual 10% per year increase
                                          over the prior year's Base
                                          Salary.


                                          Additional Bonus:

                                          Employee shall be entitled to
                                          quarterly bonuses (for Stations
                                          Owned or LMA'd or TBA'd by
                                          SBS*), payable within 30 days
                                          from the date ratings are
                                          released, of:



             LOS ANGELES
                        a)  $25,000 whenever any SBS Los
             Angeles station achieves a #1 overall ranking (as published by Arbitron, 12+, 6:AM-12:MID, Mon.-Sun.) among the
             Spanish language stations in the market for each regularly published Arbitron radio audience survey.

                        b)  $15,000 whenever any SBS Los
             Angeles station achieves a #2 overall ranking (as published by Arbitron, 12+, 6:AM-12:MID, Mon.-Sun.) among the
             Spanish language stations in the market for each regularly published Arbitron radio audience survey.

                        c)  $15,000 per point increase per Arbitron
             survey book for KLAX-FM for each regularly published

Arbitron radio audience survey.

          d) $10,000 per point increase per Arbitorn survey book for Class "A" stations for each regularly published Arbitron radio audience survey.

          e) Same for additionally acquired or LMA stations depending on signal strength for each regularly published Arbitron radio audience survey.

NEW YORK, CHICAGO, MIAMI

          a) $10,000 per point increase per Arbitron survey book for each regularly published Arbitron radio audience survey.

PUERTO RICO, SAN ANTONIO, SAN FRANCISCO, DALLAS AND ALL FUTURE MARKETS

          a) $5,000 per point increase per Arbitron survey book for each regularly published Arbitron radio audience survey.



* All increases are payable on a one-tenth of a point basis and are cumulative taking into account increases and decreases from the commencement date of this Agreement, which shall be deemed the base rate. All increases for new stations are calculated from an initial audience base to be mutually determined. For example, SBS station in Los Angeles is the #2 ranked Spanish station in the market with a market share rating of 5.0 as of September 1, 2000, the commencement date of the first contract year. Arbitron ratings are released on November 1, 2000 revealing a #1 Spanish ranking, and a 5.4 market share. By December 1, 2000, Employee will be entitled to a $25,000.00 bonus under a) above, and $6,000.00 under c) above. Arbitron ratings are released on February 1, 2001 revealing a #1 Spanish ranking, and a 5.3 market share. By March 1, 2001, Employee will be entitled to a $25,000.00 bonus under a) above, and $4,500.00 under c) above. Arbitron ratings are released on May 1, 2001 revealing a #2 Spanish ranking, and a 5.1 market share. By June 1, 2001, Employee will be entitled to a $15,000.00 bonus under a) above, and $1,500.00 under c) above. Arbitron ratings are released on August 1, 2001 revealing a #2 Spanish ranking, and a 4.9 market share. By September 1, 2001, Employee will be entitled to a $15,000.00 bonus under a) above, and no bonus under c) above. Arbitron ratings are released on November 1, 2001 revealing a #2 Spanish ranking, and a 5.1 market share. By December 1, 2001, Employee will be entitled to a $15,000.00 bonus under a) above, and $1,500 (based on 5.0 rating as of the commencement date of the Agreement) under c) above.

                  EXHIBIT "A"

No of Shares     Exercise Price     Vesting Date

41,875           4.36               Upon execution of Agreement
19,163           4.36               August 31, 2001
21,547           6.73               August 31, 2001
 1,165           7.78               August 31, 2001
20,340           7.78               August 31, 2002
21,534           12.23              August 31, 2002

August 31, 2000

Mr. William B. Tanner
4180 Lyoyor Avenue
Coconut Grove, Florida 33133-6154

Dear Bill:

In conjunction with the Employment Agreement by and between Spanish Broadcasting System, Inc. ("SBS") and William B. Tanner dated August 31, 2000, ("Agreement") this will serve to confirm our understanding as follows:

In the event that you were to be terminated from your present role as a Consultant to WPOW-FM and / or WQAM-AM, Miami, Florida as a direct result of your employment with SBS, we would compensate you in an amount equal to the lost consulting fees from the WPOW-FM and / or WQAM-AM and at the same rate and pay schedule as existing as of the date of this letter as of the date of said termination.

At the same time you hereby agree that in such an event the Agreement and its modification by this letter may be extended at the sole discretion of SBS under the same terms and conditions contained in the Agreement and this letter until August 31, 2007.

Sincerely,

/s/ RAUL ALARCON, JR.

Raul Alarcon, Jr.
Chairman / CEO


Accepted by and agreed to:

/s/ WILLIAM B. TANNER
----------------------
Mr. William B. Tanner
August 31, 2000

EXHIBIT B

                            STOCK OPTION COMPARISON
                                AUGUST 18, 2000

                           REVISED SEPTEMBER 5, 2000

This document is hereby revised based on September 1, 2000, closing prices of 26-15/16 for Hispanic Broadcasting and 10 for Spanish Broadcasting.

HSP  = Hispanic Broadcasting
SBSA = Spanish Broadcasting

EP=Exercise
SP=Stock Price

----------------------------------------------------------------------------------------------------------------------------------
HSP Grant Date      Shares Granted      Exercise Price      Net Value      % EP to SP       Parity SBSA shrs.      Exercise Price
----------------------------------------------------------------------------------------------------------------------------------
June 6, 1997*           22,867               11.75           344,255         -66.38%               61,038                4.36
----------------------------------------------------------------------------------------------------------------------------------
June 4, 1998**           8,000               18.13            70,480         -32.70%               21,647                6.73
----------------------------------------------------------------------------------------------------------------------------------
March 23, 1999***        8,000               20.97            47,740         -22.15%               21,505                7.78
----------------------------------------------------------------------------------------------------------------------------------
May 25, 2000****         8,000               32.94           (48,020)        +22.26%               21,534               12.23
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
    TOTALS              46,867                                                                    125,624
----------------------------------------------------------------------------------------------------------------------------------

Values may be slightly disparate due to rounding.

* Vesting 1/3 on each of the third, fourth, and fifth anniversaries of the Date of Grant

** 5,332 Nonstatutory Stock Options vesting 1/2 on the third and fourth anniversaries of the Date of Grant
        2,666 Incentive Stock Options vesting in full on the fifth anniversary of the Date of Grant

*** 770 Nonstatutory Stock Options vesting on the third anniversary of the Date of Grant
        7,230 Incentive Stock Options vesting in installments of 2,462 and 4,788 shares, respectively, on the fourth and fifth anniversaries of the Date of Grant

**** 5,062 Nonstatutory Stock Options vesting in installments of 1,600 shares, 1,600 shares, 1,600 shares, and 262 shares, respectively, on the first, second, third and fourth anniversaries of the Date of Grant
        2,938 Incentive Stock Options, vesting in installments of 1,338 shares and 1,600 shares, respectively, on the fourth and fifth anniversaries of the Date of Grant

August 31, 2000

Mr. William B. Tanner
4180 Lybyer Avenue
Coconut Grove, Florida 33133-6154

Dear Bill:

In conjunction with the Employment Agreement by and between Spanish Broadcasting System, Inc., ("SBS") and William B. Tanner dated August 31, 2000, ("Agreement") this will serve to confirm our understanding as follows:

In the event that the publicly traded stock of SBS were not to reach a level of $12.12 on or before August 30, 2001, SBS with make a cash payment to you equal to $ 484,226 thirty (30) days after said date.

Sincerely,


Raul Alarcon, Jr.
Chairman / CEO


Accepted by and agreed to:

/s/ WILLIAM B. TANNER
-----------------------
Mr. William B. Tanner
August 31, 2000